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                     Exhibit 21.1 Subsidiaries of Registrant
                                  --------------------------

Name                                State of Incorporation    Names Under Which It Does Business
----                                ----------------------    ----------------------------------
1.   MCY Music World, Inc.                  Delaware          MCY Music World, Inc.

2.  MCY West, Inc.                          California        MCY West, Inc.

3. MCY America, Inc.                        New York          MCY America, Inc.

4.  MCY Events Inc.                         Delaware          MCY Events Inc.

5. MCY Latin, Inc.                          Delaware          MCY Latin, Inc.

6.  Fritsch & Friends Mediagroup GmbH       Germany           Fritsch & Friends Mediagroup GmbH

7. MCY Europe Gmbh i. Gr.                   Germany           MCY Europe Gmbh i. Gr.

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